Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Preliminary Fourth Quarter and Fiscal Year 2008 Net Sales and Net Income per Diluted Common Share

Company Announces Fourth Quarter 2008 Conference Call to be held on Monday, March 9, 2009

AZUSA, CA (February 9, 2009) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced preliminary net sales and net income per diluted common share results for the three months and fiscal year ended December 31, 2008.

The Company noted that since early November 2008, the consumer environment has weakened at a faster pace than previously anticipated and tight inventory control by retailers reduced the expected pipeline orders for new products. As a result, shipments lagged retail sales for the fourth quarter of 2008. Net sales for the fourth quarter of 2008 are currently estimated to be between $27.1 million and $29.1 million, compared to net sales of $33.9 million for the same period in 2007.  Net income per diluted common share for the fourth quarter of 2008 is estimated to be between $0.10 and $0.15 on approximately 14.1 million diluted common shares, compared to net income per diluted common share of $0.33 for the same period in 2007.

Net sales for the full year 2008 are estimated to be between $112.9 million and $114.9 million, compared to net sales of $111.5 million for the fiscal year 2007. Net income per diluted common share is expected to be between $0.43 and $0.48, based on 14.5 million diluted common shares, compared to net income per diluted common share of $0.60 in 2007. The Company’s previous fiscal year 2008 outlook for net sales was in the range of $120 million and $123 million and outlook for net income per diluted common share was in the range of $0.52 and $0.57, based on 14.5 million diluted common shares.

The Company also noted that for fiscal year 2008, net cash provided by operating activities is estimated to be between $11.5 million and $13.0 million, compared to $1.2 million for fiscal year 2007. As of December 31, 2008, the Company had $7.9 million of outstanding indebtedness under its revolving credit facility, with $17.1 million available for borrowing, and $10.5 million of outstanding indebtedness under its term loan facility.

“Despite an extremely challenging environment in 2008, industry point-of-sale data shows that our retail sales continued to grow when compared to 2007 and we expect to report an increase in net sales for the full year 2008,” stated Ingrid Jackel, Chairwoman and CEO of Physicians Formula.

Ms. Jackel continued, “While we continue to anticipate a weak consumer environment throughout 2009, we are pleased with our new initiatives and product offerings as we believe they position us well to continue to grow our market share in 2009.  Over the coming months, we will remain focused on the implementation of our new 2009 communication, promotional and merchandising strategies while developing, presenting and executing our 2010 plans. We continue to work on bringing a high level of innovation to the masstige segment in 2010 and beyond.”

In light of the decline in the financial markets and the weakened consumer environment which has resulted in a significant decline in the Company’s market capitalization relative to its net book value, the Company is performing impairment analyses related to its goodwill and intangible assets and the Company may experience certain non-cash goodwill and intangible asset impairment charges, which are not yet certain, estimated or included in the preliminary net income per diluted common share figures for the fourth quarter and fiscal year ended December 31, 2008.

For U.S. Market Share Data ($ Share)

Based on retail sales data provided by ACNielsen, the Company’s approximate share of the masstige market, as defined below, was 8.1% for the 52 weeks ended December 27, 2008 compared to 7.9% for the same period in the prior year. This represents a 2.5% increase in the Company’s share of the masstige market, or a 7% increase in dollar sales, compared to growth of 4% for the overall masstige market during this period.

The Company defines the masstige market as products sold in the mass market channel under the following premium-priced brands: Physicians Formula, Almay, L'Oreal, Max Factor, Neutrogena, Revlon and Vital Radiance. ACNielsen is an independent research entity and its data does not include retail sales from Wal-Mart, the Company’s largest customer, and Canada. In addition, ACNielsen data is based on sampling methodology, and extrapolation from those samples, which means that estimates based on that data may not be precise. The Company’s estimates have been based on information obtained from our customers, trade and business organizations and other contacts in the market, in which the Company operates, as well as management's knowledge and experience in the market in which the Company operates.

Fourth Quarter and Fiscal Year 2008 Results and Conference Call

The fourth quarter and fiscal year 2008 net sales and net income per diluted common share figures included in this release are preliminary and unaudited and remain subject to further review, finalization of the Company’s year-end closing procedures and audit. Physicians Formula expects to release results for the fourth quarter and fiscal year ended December 31, 2008 on Monday, March 9, 2009 and host a conference call at 2:00 pm Pacific Time the same day. Details of the conference call instructions will be announced approximately two weeks prior.

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in approximately 27,000 stores throughout the U.S. including stores operated by Wal-Mart, Target, CVS, Walgreens and Kroger.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management’s expectations regarding the consumer environment, the Company’s strategic initiatives, the Company’s planned marketing programs and Company estimates with respect to net sales and net income per share or other financial information. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

(FACE/F)

Contact:	John Mills / Anne Rakunas
Integrated Corporate Relations, Inc.
(310) 954-1100